Exhibit 5.1

RICHARD K. WATSON, Lawyer

May 26, 2006

Peace Arch Entertainment Group Inc.

407-124 Merton Street,

Toronto, Ontario

M4S 2Z2

Canada

Dear Sirs:

You have requested my opinion with respect to certain matters in connection with the filing by Peace Arch Entertainment Group Inc. (the "Company"), an Ontario, Canada corporation, of a Registration Statement on Form S-8, (the "Registration Statement") with the United States Securities and Exchange Commission in respect of issuance of up to 4,586,154  Common Shares without par value of Peace Arch's share capital (the "Shares") in accordance with the Company’s Prospectus and the Company’s Share Option Plan (the “Plan”) which provides for the issuance of options (“Options”) for the Shares, in each case as referred to in the Registration Statement.

For the purpose of the opinions expressed herein, I have examined original executed, certified or facsimile copies of such documents and instruments as I have considered necessary or desirable for this purpose, including the Plan, the Prospectus, and the  Registration Statement.

In my examination of such documents and instruments, I have assumed:

(a)

the genuineness of all signatures on all documents (whether originals or copies of documents), the authenticity of and completeness of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as notarial, true, certified, conformed, photostatic, telecopied or electronic copies or similarly reproduced copies of such original documents;

(b)

the completeness, truth and accuracy of all facts set forth in official public records, certificates and documents supplied by public officials or otherwise conveyed to me by public officials;

(c)

that the currently outstanding Shares and Options for Shares have been issued in accordance with the terms of the Plan and that any future Shares and  Options will be issued in accordance with the terms of the Plan.

100 Front Street East, Suite 202

Toronto, Ontario M5A 1E1

Telephone:  (416) 365-1371

Facsimile:  (416) 365-1373

E-mail: richard@rkwatson.ca

Exhibit 5.1

Based and relying upon the foregoing and subject to the limitations and qualifications set forth below, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are distributed, (ii) no stop order suspending the effectiveness of the Registration Statement or any  post-effective amendment thereof shall have been issued by the United States Securities and Exchange Commission or any State securities commission and no proceedings therefore shall have been initiated or threatened, (iii) no order having the effect of ceasing or suspending the trading or distribution of Shares shall have been issued by any Canadian provincial securities commission or similar regulatory authority and no proceeding for that purpose shall have been instituted or threatened, and any (iv) all applicable securities laws are complied with, I am of the opinion that the currently outstanding Shares are validly issued as fully paid an non-assessable in the capital of the Company, and that any future Shares issued under the Plan will be validly issued as fully paid and non-assessable shares in the capital of the Company.

I consent to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Richard Watson

Richard Watson

100 Front Street East, Suite 202

Toronto, Ontario M5A 1E1

Telephone:  (416) 365-1371

Facsimile:  (416) 365-1373

E-mail: richard@rkwatson.ca